                     STOCK TRANSFER AND EXCHANGE AGREEMENT

                                     AMONG

                            UNITED MAGAZINE COMPANY,

                          MICHIANA NEWS SERVICE, INC.

                                      AND

             ALL OF THE SHAREHOLDERS OF MICHIANA NEWS SERVICE, INC.


                                                          DATE:  JULY 30, 1996

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1             EXCHANGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

    Section 1.1       Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    Section 1.2       Escrow Closing; Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE 2             EXCHANGE OF CAPITAL STOCK AND DEBENTURES  . . . . . . . . . . . . . . . . . . . . . .     2

    Section 2.1       Exchange of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                      (a)    Outstanding Michiana Shares  . . . . . . . . . . . . . . . . . . . . . . . . .     2
                      (b)    Valuation Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                      (c)    Michiana Treasury Shares   . . . . . . . . . . . . . . . . . . . . . . . . . .     5

    Section 2.2       Exchange of Certificates; Issuance of Shares and Debentures . . . . . . . . . . . . .     5
                      (a)    Delivery of Michiana Share Certificates  . . . . . . . . . . . . . . . . . . .     5
                      (b)    Issuance of Unimag Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                      (c)    Issuance of Unimag Debentures  . . . . . . . . . . . . . . . . . . . . . . . .     5
                      (d)    Distributions with Respect to Unexchanged Shares   . . . . . . . . . . . . . .     6
                      (e)    Unimag Shares to be Restricted Securities  . . . . . . . . . . . . . . . . . .     6

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF UNIMAG  . . . . . . . . . . . . . . . . . . . . . .     6

    Section 3.1       Organization and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
    Section 3.2       Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
    Section 3.3       Capitalization of Unimag  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
    Section 3.4       Conflicts; Consents; and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .     8
    Section 3.5       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
    Section 3.6       Brokerage and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    Section 3.7       Unimag 10-K and 10-Q  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    Section 3.8       Taxes     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    Section 3.9       Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    Section 3.10      Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    Section 3.11      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    Section 3.12      Section 351 Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF
                      MICHIANA AND THE MICHIANA SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . .    10

    Section 4.1       Organization and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    Section 4.2       Capitalization and Security Holders; Subsidiaries . . . . . . . . . . . . . . . . . .    11
    Section 4.3       Ownership of Shares and Authority . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    Section 4.4       Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    Section 4.5       Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

                                                                                                               Page
                                                                                                               ----
    Section 4.6       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    Section 4.7       Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    Section 4.8       Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    Section 4.9       Taxes     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    Section 4.10      Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
    Section 4.11      Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    Section 4.12      Restrictive Documents or Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    Section 4.13      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    Section 4.14      Bank Accounts, Depositories; Powers of Attorney . . . . . . . . . . . . . . . . . . .    18
    Section 4.15      Title to and Condition of Properties  . . . . . . . . . . . . . . . . . . . . . . . .    18
    Section 4.16      Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    Section 4.17      Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    Section 4.18      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    Section 4.19      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    Section 4.20      Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    Section 4.21      No Conflict or Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
    Section 4.22      Books of Account; Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
    Section 4.23      Officers, Employees, and Compensation . . . . . . . . . . . . . . . . . . . . . . . .    24
    Section 4.24      Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    Section 4.25      Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    Section 4.26      Special Terms; Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    Section 4.27      Business of Michiana  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    Section 4.28      Investment Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    Section 4.29      Section 351 Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE 5             COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

    Section 5.1       Mutual Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                      (a)    General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                      (b)    HSR Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                      (c)    Other Governmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . .    27
                      (d)    Tax-Free Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

    Section 5.2       Covenants of Michiana and the Michiana Shareholders . . . . . . . . . . . . . . . . .    27
                      (a)    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                      (b)    Exclusive Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                      (c)    Access to Records and Other Due Diligence  . . . . . . . . . . . . . . . . . .    29
                      (d)    Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                      (e)    Employee Retention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                      (f)    Dividends and Distributions  . . . . . . . . . . . . . . . . . . . . . . . . .    30
                      (g)    Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                      (h)    Title Evidence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                      (i)    Audited Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . .    31

                                                                                                              Page
                                                                                                              ----
    Section 5.3       Covenants of Unimag . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                      (a)    Conduct of Unimag's Business   . . . . . . . . . . . . . . . . . . . . . . . .    31
                      (b)    Joint Operations of Unimag and Michiana  . . . . . . . . . . . . . . . . . . .    32
                      (c)    Consummation of Acquisitions   . . . . . . . . . . . . . . . . . . . . . . . .    32
                      (d)    Confidential Information   . . . . . . . . . . . . . . . . . . . . . . . . . .    32

ARTICLE 6             CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

    Section 6.1       Mutual Conditions to Escrow Closing . . . . . . . . . . . . . . . . . . . . . . . . .    33
                      (a)    Completion of Schedules and Exhibit  . . . . . . . . . . . . . . . . . . . . .    33
                      (b)    No Adverse Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                      (c)    Certain Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                      (d)    Other Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . .    33
                      (e)    Escrow Closing of Certain Acquisitions   . . . . . . . . . . . . . . . . . . .    33
                      (f)    Tax Commentary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                      (g)    Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                      (h)    Lease for Niles Building   . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                      (i)    Sale and Purchase of Ft. Wayne Building  . . . . . . . . . . . . . . . . . . .    34

    Section 6.2       Conditions to Obligations of Michiana and the
                      Michiana Shareholders to Complete the Escrow Closing  . . . . . . . . . . . . . . . .    35
                      (a)    Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . .    35
                      (b)    Performance of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                      (c)    Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                      (d)    Tax Commentary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                      (e)    Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                      (f)    Adverse Change and Condition   . . . . . . . . . . . . . . . . . . . . . . . .    35
                      (g)    Termination of Stock Pledge Agreement  . . . . . . . . . . . . . . . . . . . .    35
                      (h)    Supply Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                      (i)    Purchase of Assets of Toman Distribution   . . . . . . . . . . . . . . . . . .    36
                      (j)    HOCAB Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
                      (k)    Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
                      (l)    Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

    Section 6.3       Conditions to Obligations of Unimag to Complete
                      the Escrow Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
                      (a)    Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . .    37
                      (b)    Performance of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .    37
                      (c)    Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
                      (d)    Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                      (e)    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                      (f)    Third Party Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                      (g)    Adverse Change and Condition   . . . . . . . . . . . . . . . . . . . . . . . .    38

                                                                                                              Page
                                                                                                              ----
                      (h)    Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                      (i)    Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

    Section 6.4       Document Escrow Agreement; Unimag Shareholder Approval  . . . . . . . . . . . . . . .    39

    Section 6.5       Mutual Conditions to Consummate the Exchange  . . . . . . . . . . . . . . . . . . . .    39
                      (a)    Escrow Closing of Acquisitions   . . . . . . . . . . . . . . . . . . . . . . .    39
                      (b)    Unimag Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . .    39

ARTICLE 7             TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39

    Section 7.1       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
                      (a)    Termination by Michiana and the Michiana Shareholders  . . . . . . . . . . . .    40
                      (b)    Termination by Unimag  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

    Section 7.2       Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
    Section 7.3       Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

ARTICLE 8             INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

    Section 8.1       Survival of Representations, Warranties, Covenants,
                      and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
    Section 8.2       Indemnification by Michiana Shareholders  . . . . . . . . . . . . . . . . . . . . . .    41
    Section 8.3       Indemnification by Unimag . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
    Section 8.4       Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
    Section 8.5       Procedure for Indemnification with Respect to
                      Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
    Section 8.6       Procedure For Indemnification with Respect to
                      Non-Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
    Section 8.7       Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

ARTICLE 9             MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

    Section 9.1       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
    Section 9.2       Non-Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
    Section 9.3       Genders and Numbers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
    Section 9.4       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
    Section 9.5       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
    Section 9.6       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
    Section 9.7       No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
    Section 9.8       Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
    Section 9.9       Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
    Section 9.10      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
    Section 9.11      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

                                                                                                            Page
                                                                                                            ----
    Section 9.12      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

INDEX OF SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48


INDEX OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50


                     STOCK TRANSFER AND EXCHANGE AGREEMENT


         This Stock Transfer and Exchange Agreement (this "Agreement") is made and entered into July 30, 1996, among United Magazine Company, an Ohio corporation ("Unimag"), Michiana News Service, Inc., a Michigan corporation ("Michiana"), and all of Michiana's shareholders which are listed on Schedule
4.2 (individually, a "Michiana Shareholder" and collectively, the "Michiana Shareholders").


                             BACKGROUND INFORMATION

         A. Unimag desires to acquire the magazine, book, and sundries distribution, wholesale, and related businesses of Michiana (the "Wholesale Periodical Business") through an exchange (the "Exchange"), pursuant to which Michiana's shares of common stock, $100 par value (each a "Michiana Share" and collectively, the "Michiana Shares"), outstanding at the Escrow Closing (defined in Section 1.2, below) shall be exchanged for (1) Unimag's common shares, without par value ("Unimag Shares"), and (2) senior and subordinated debentures of Unimag, subject to and upon the terms and conditions set forth in this Agreement.

         B.      The respective boards of directors of Unimag and Michiana have
(1) determined that the Exchange and the other transactions contemplated in this Agreement are desirable and in the best interests of their respective shareholders, and (2) duly approved and adopted this Agreement.

         C. Unimag and Michiana intend that the Exchange qualify, along with other exchanges between other companies and Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules).


                             STATEMENT OF AGREEMENT

         The parties to this Agreement (each a "Party," and collectively, the "Parties") hereby acknowledge the accuracy of the above Background Information and, in consideration of the representations, warranties, covenants, and agreements set forth in this Agreement, the Parties agree as follows:

                                   ARTICLE 1

                                    EXCHANGE

         Section 1.1 EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 351 of the Code, the Michiana Shareholders shall transfer all of the Michiana Shares to Unimag in exchange for Unimag's transfer to the Michiana Shareholders of Unimag Shares and senior and subordinated debentures of Unimag (both in the amounts and as described in Section 2.1). Immediately after this exchange, the former Michiana Shareholders shall represent a part of the group of transferors, a list of whom is attached as Schedule 1.1, who will be in control (as defined in Section 368(c) of the Code) of Unimag.

         Section 1.2 ESCROW CLOSING; CLOSING. The escrow closing of the Exchange and the other transactions contemplated by this Agreement (the "Escrow Closing") shall be held at the offices of Baker & Hostetler, 65 East State Street, Columbus, Ohio 43215, commencing at 10:00 a.m. Columbus, Ohio time on such date (the "Escrow Closing Date") as may be reasonably designated by Unimag; provided that it is the intention of the Parties that the Escrow Closing shall be held not later than August 31, 1996. As provided in Section 6.5, after the Escrow Closing the only conditions to the release of this Agreement and the other documents executed in connection with the transactions contemplated by this Agreement (the "Additional Documents") from the Document Escrow Agreement (defined in Section 6.4) shall be the approval of the Exchange by the shareholders of Unimag and the escrow closing of certain other acquisitions. Within ten days after such shareholder approval (the "Closing Date"), the Parties will cause the Agreement and the Additional Documents to be delivered to the appropriate Party in accordance with the terms and conditions of the Document Escrow Agreement and the Parties will close the Exchange (the "Closing"). In no event shall the Closing be held later than December 31, 1996.

                                   ARTICLE 2

                    EXCHANGE OF CAPITAL STOCK AND DEBENTURES

         Section 2.1      EXCHANGE OF CAPITAL STOCK.  At the Closing:

                          (a) Outstanding Michiana Shares. Each Michiana Share which is issued and outstanding immediately prior to the Escrow Closing shall, subject to the provisions of Section 2.2, and subject to the adjustments provided for in Sections 2.1(b) and 3.3, be exchanged for (i) 5,698.53 Unimag Shares (an aggregate of 5,698,534.60 Unimag Shares for all Michiana Shares exchanged), and (ii) $6,207.60 principal amount of Unimag debentures (an aggregate of $6,207,596 principal amount of Unimag debentures for all Michiana

         Shares exchanged) (the "Unimag Debentures"). The Unimag Debentures shall be issued pursuant to the terms of the Debenture Agreement attached hereto as Exhibit A. An aggregate of $3,500,000 principal amount of the Unimag Debentures ($3,500 per Michiana Share converted) will be Senior Debentures (as defined in the Debenture Agreement), and the balance of the Unimag Debentures will be Subordinated Debentures (as defined in the Debenture Agreement).

                          (b) Valuation Adjustment. The amount of Unimag Shares and the principal amount of Unimag Debentures to be received upon exchange of the Michiana Shares is based upon a total valuation of Michiana of $14,755,398, or $14,755.40 per Michiana Share, with 57.93% of this value being exchanged for Unimag Shares at an agreed upon price of $1.50 per Unimag Share, and 42.07% of this value being exchanged for Unimag Debentures. The value of Michiana was determined by adding the sum of:

                                  (i)      An amount equal to 60% of the net
                          annual wholesale sales of Michiana for the 52-week period ended on or about December 31, 1995, which is currently estimated to be $16,857,976 ("1995 Sales"); plus

                                  (ii)     The tangible net worth of Michiana
                          as of June 30, 1996, which is currently estimated to be a deficit of $2,102,578 (the "Tangible Net Worth").

                                  Within 30 days after the Escrow Closing Date,
         the Michiana Shareholders shall cause to be delivered to Unimag (A) the balance sheet of Michiana as of June 30, 1996 (the "June 30th Balance Sheet"), and (B) copies of Michiana's sales and returns reports (and all supporting documentation relating to such reports) for the 52- week period ended on or about December 31, 1995 (the "1995 Sales Reports"), and the sales and returns reports for each of the three weeks before the beginning of and after the end of such 52-week period. The June 30th Balance Sheet shall: (1) be prepared from and in accordance with the books and records of Michiana; (2) be prepared in conformity with generally accepted accounting principles applied on a consistent basis, including without limitation the generally accepted accounting principles set forth on Schedule 2.1(b), but subject to the exceptions to generally accepted accounting principles also set forth on Schedule 2.1(b); and (3) fairly present in all material respects the financial condition of Michiana as of such date in accordance with such practices. The Michiana Shareholders shall also deliver to Unimag copies of the work papers used in connection with the preparation of the June 30th Balance Sheet and the 1995 Financial Statements. The 1995 Sales Reports shall fairly present in all material respects Michiana's 1995 sales.

                                  As soon as practical after Michiana delivers
         to Unimag the June 30th Balance Sheet, the 1995 Sales Report, and the related workpapers, Unimag shall cause Arthur Andersen LLP to conduct an audit of the June 30th Balance Sheet to determine the actual Tangible Net Worth of Michiana as of such date, and, if necessary, to conduct a review of the 1995 Sales Report to confirm the accuracy of the recorded amount of 1995

         Sales. In connection with the review of the 1995 Sales Report, Arthur Andersen will also review the sales and return reports for each of the three weeks before and after the 52-week period to confirm that there has been an appropriate cut-off of sales, returns, and related matters (in accordance with Generally Accepted Accounting Principles) at the beginning and end of the 52-week period. The determination of the Tangible Net Worth shall be made consistent with the generally accepted accounting principles (and exceptions therefrom) set forth in
         Schedule 2.1(b). In addition, the determination of Tangible Net Worth shall take into consideration the obligations under the deferred compensation arrangements with Tim L. Knoblauch (dated 3/3/94) and David A. Berkenes (dated 10/1/93), respectively, determined in accordance with generally accepted accounting principles as if such obligations existed on June 30, 1996 unless otherwise agreed to by the Parties. Arthur Andersen LLP shall promptly deliver a report as to its determination of the actual value of Michiana to Unimag and the Michiana Shareholders. Within thirty (30) days after the delivery of this report to them, the Michiana Shareholders shall deliver to Unimag a written statement describing their objections (if any) to Arthur Andersen LLP's determination of Tangible Net Worth, 1995 Sales, and the actual value of Michiana. Unimag and the Michiana Shareholders shall use reasonable efforts to resolve any disputes regarding these determinations, and if they are unable to resolve any such disputes within thirty (30) days after the Michiana Shareholders have submitted their objections to Unimag, then KPGM Peat Marwick, an independent accounting firm, shall resolve any such disputes. The parties shall use reasonable efforts to cause KPGM Peat Marwick to decide all disputed items as soon as practicable (but in any event within thirty
         (30) days). All fees and expenses of Arthur Andersen LLP shall be borne by Unimag, but the fees and expenses of KPGM Peat Marwick shall be borne equally between Unimag, on the one hand, and the Michiana Shareholders, on the other.

                                  If the actual value of Michiana, as so
         determined, is more than $14,755,398, then Unimag shall issue additional Unimag Shares, valued at $1.50 per share, equal to 57.93% of, and additional Unimag Subordinated Debentures in a principal amount equal to 42.07% of, the amount by which the actual value of Michiana, as so determined, exceeds $14,755,398. If the actual value of Michiana, as so determined, is less than $14,755,398, then the parties shall reduce the number of Unimag Shares, valued at $1.50 per share, issued to the Michiana Shareholders by an amount equal to 57.93% of, and the Unimag Subordinated Debentures issued to the Michiana Shareholders by an amount equal to 42.07% of, the amount by which the actual value of Michiana, as so determined, is less than $14,755,398. Notwithstanding the foregoing, if any reduction in the amount of Unimag Shares to be issued would in any way prevent the Exchange, along with other exchanges between other companies and Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, as a tax-free exchange under Section 351 of the Code, then the relative percentage of Unimag Shares and Unimag Subordinated Debentures to be so returned shall be adjusted in order to maintain the tax-free exchange nature of these transactions. In the event that the

         Michiana Shareholders fail to return such Unimag Shares and Unimag Subordinated Debentures within 30 days after a determination that the actual value of Michiana is less than $14,755,398, then, in addition to any other rights or remedies Unimag may have under this Agreement or otherwise, Unimag shall have the right to setoff the value of such Unimag Shares and Unimag Subordinated Debentures against any amount owed to the Michiana Shareholders by Unimag, whether pursuant to this Agreement or the Unimag Debentures.

                          (c) Michiana Treasury Shares. Each Michiana Share, if any, which is held by Michiana as a treasury share immediately prior to the Escrow Closing shall, by virtue of the Exchange and without any required action on the part of Michiana, cease to exist and be canceled and retired, and no cash or other property shall be issued in respect thereof.

         Section 2.2      EXCHANGE OF CERTIFICATES; ISSUANCE OF SHARES AND
                          DEBENTURES.

                          (a) Delivery of Michiana Share Certificates. At the Closing, each Michiana Shareholder shall surrender to Unimag the certificates evidencing all the Michiana Shares (the "Michiana Share Certificates") owned by such Michiana Shareholder immediately prior to the Escrow Closing.

                          (b) Issuance of Unimag Shares. At the Closing, upon delivery of the Michiana Share Certificates evidencing all of the Michiana Shares owned by each Michiana Shareholder pursuant to Section 2.2(a), Unimag shall issue to each Michiana Shareholder that number of Unimag Shares which such Michiana Shareholder is entitled to receive as described in Section 2.1.

                                  Unimag shall not be obligated to issue any
         fractional Unimag Shares as a result of the Exchange described in
         Section 2.1 and this subsection. To the extent that an outstanding Michiana Share would otherwise become a fractional Unimag Share as a result of such exchange, the holder of such Michiana Share shall be entitled to receive a cash payment for such fractional interest in an amount equal to such fractional interest multiplied by $1.50 upon presentation of an appropriate Michiana Share Certificate representing such fractional interest to Unimag pursuant to this Section 2.2. Such payment is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Michiana Share Certificate is exchanged by the same Michiana Shareholder, the number of Unimag Shares issuable to such Michiana Shareholder pursuant to Section 2.1 and this subsection shall be computed on the basis of the aggregate number of Michiana Shares represented by such Michiana Share Certificates.

                          (c) Issuance of Unimag Debentures. At the Closing, upon the delivery of the Michiana Share Certificates evidencing all of the Michiana Shares owned by each Michiana Shareholder pursuant to Section 2.2(a), Unimag shall issue to each Michiana

         Shareholder the Unimag Debentures which such Michiana Shareholder is entitled to receive as described in Section 2.1.


                          (d) Distributions with Respect to Unexchanged Shares. The Michiana Shareholders shall have no rights as shareholders of Unimag and no rights as debentureholders of Unimag (except that the Debenture Agreement shall provide that interest will begin accruing under both the Unimag Senior and Subordinated Debentures effective as of the Escrow Closing Date) until they have exchanged their Michiana Shares, and no dividends or other distributions or payments with respect to Unimag Shares or Unimag Debentures having a record date after the Closing shall be paid to the holder of any delivered Michiana Share Certificate until such holder delivers such certificate.

                          (e) Unimag Shares to be Restricted Securities. The Unimag Shares to be received by the Michiana Shareholders in the Exchange shall be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). The Michiana Shareholders understand and agree that such shares may not be sold, pledged, hypothecated or otherwise transferred unless such shares are registered under the Act or pursuant to an opinion of counsel, which opinion and counsel are reasonably acceptable to Unimag and its counsel, that an exemption from such registration is available. The Michiana Shareholders agree that the following legend may be placed on the certificates for the Unimag Shares to be received by them and that appropriate stop-transfer instructions may be given to Unimag's transfer agent and registrar:

                                        THE SHARES REPRESENTED BY THIS
                          CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, UNLESS THEY ARE AT THE TIME SO REGISTERED, OR THE SALE OR TRANSFER THEREOF IS NOT REQUIRED TO BE SO REGISTERED, OR IS MADE PURSUANT TO THE APPLICABLE EXEMPTION FROM REGISTRATION PROVIDED IN THE SECURITIES ACT OF 1933, AS AMENDED, OR IN THE RULES OR REGULATIONS THEREUNDER.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                   OF UNIMAG

         In order to induce Michiana and the Michiana Shareholders to enter into this Agreement, Unimag hereby represents and warrants to Michiana and the Michiana Shareholders that the statements set forth in this Article 3 are true, correct and complete.

         Section 3.1 ORGANIZATION AND STANDING. Unimag is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with full power and authority (corporate and otherwise), to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted. Unimag is duly qualified to do business and is in good standing in each state where the nature of the business or other activities conducted by Unimag or the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, or condition (financial or otherwise) of Unimag. Unimag is not in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 3.2 CORPORATE POWER AND AUTHORITY. Unimag has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Unimag (except for final approval by the shareholders of Unimag to be obtained after the date of this Agreement). This Agreement has been duly executed and delivered by Unimag and constitutes a legal, valid, and binding obligation of Unimag, enforceable against Unimag in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

         Section 3.3 CAPITALIZATION OF UNIMAG. As of the date of this Agreement, Unimag's authorized capital stock consists solely of 53,250,000 Unimag Shares of which (a) 26,660,334 shares are issued and outstanding and (b) 16,074,718 shares are issued and held as treasury shares. Each outstanding Unimag Share is, and all Unimag Shares to be issued in connection with the Exchange will be, duly authorized, validly issued, fully paid, and nonassessable. Michiana and the Michiana Shareholders acknowledge that prior to the Closing, Unimag may (i) authorize additional capital stock, including additional Unimag Shares, or (ii) reduce the number of outstanding Unimag Shares by means of a reverse stock split, or any other method which would result in a reduction in the number of outstanding Unimag Shares. Unimag will deliver written notice to Michiana and the Michiana Shareholders if it authorizes any such action. In the event that Unimag authorizes a reverse stock split or other reduction in the number of outstanding Unimag Shares, then the $1.50 agreed upon price of a Unimag Share for purposes of the exchange of Michiana Shares for Unimag Shares pursuant to Section 2.1 shall be proportionately adjusted with the objective that the Michiana Shareholders, in the aggregate, shall have the right to receive the same proportionate ownership interest in Unimag as before the reduction in the number of outstanding Unimag Shares. Michiana and the Michiana Shareholders also acknowledge that prior to the Closing, Unimag will have issued Unimag Shares and Unimag Debentures to Northern (defined in Section 5.3(c)) and that such issuances will have no affect whatsoever on the amount of Unimag Shares and Unimag Debentures to be issued to the Michiana Shareholders in connection with the Exchange.

         Section 3.4 CONFLICTS; CONSENTS; AND APPROVALS. Neither the execution and delivery of this Agreement by Unimag nor compliance by Unimag with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, shall:

                          (a) Violate, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) under, entitle any third party (with the giving of notice, the passage of time, or otherwise) to terminate, accelerate, or declare a default under, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of Unimag under any of the terms or conditions of the articles of incorporation or code of regulations of Unimag, or under any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, or other instrument or obligation to which Unimag is a party and which is material to Unimag and its subsidiaries, taken as a whole;

                           (b) Violate any order, writ, injunction, decree, statute, rule, or regulation, applicable to Unimag or its respective properties or assets; or

                           (c) Require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement, and (iii) approval by the shareholders of Unimag.

         Section 3.5      LITIGATION.  Except as disclosed in Schedule 3.5:
(a) there is no (and over the last three years there have been no) suits, claims, actions, proceedings, or investigations (collectively, "Actions") pending or, to the best knowledge of Unimag, threatened against Unimag or any of its subsidiaries in which the amount in dispute exceeds (or exceeded) $25,000, or which has or could result in liability or loss for Unimag or any of its subsidiaries of more than $25,000, or which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Unimag and its subsidiaries, taken as a whole, or a material adverse effect on the ability of Unimag to consummate the Exchange and other transactions contemplated by this Agreement; and (b) to the best knowledge of Unimag, there exist no disputes, conflicts or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. Neither Unimag nor any subsidiary is subject to any outstanding judgment, order, writ, injunction, or decree which, individually or in the aggregate, has a reasonable probability of having a material adverse effect on the business operations, assets, properties, condition

(financial or otherwise), or prospects of Unimag, or a material adverse effect on the ability of Unimag to consummate the Exchange or other transactions contemplated by this Agreement.

         Section 3.6 BROKERAGE AND FINDER'S FEES. Neither Unimag nor any of its shareholders, directors, officers, or employees has incurred any brokerage, finder's, or similar fee in connection with the Exchange and other transactions contemplated by this Agreement.

         Section 3.7 UNIMAG 10-K AND 10-Q. Unimag has previously made available to Michiana and the Michiana Shareholders true, correct, and complete copies of Unimag's most recent 10-KSB for the fiscal year ending September 30, 1995 (the "10-K"), and Unimag's most recent 10-QSB for the fiscal quarter ending March 31, 1996 ("10-Q"), both of which have been filed with the SEC.
The financial statements of Unimag included in the 10-K and 10-Q have been prepared from and in accordance with the books and records of Unimag and in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the 10-Q, as permitted by the SEC under the Securities and Exchange Act of 1934, as amended) and fairly present (subject, in the case of the 10-Q, to normal and recurring audit adjustments) the consolidated financial position of Unimag and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 3.8 TAXES. Unimag has duly paid, or caused to be paid, all taxes, assessments, fees, and other governmental charges (hereinafter, "taxes") payable by Unimag or its subsidiaries. Unimag has duly filed, or caused to be filed, all federal, state, local and foreign tax returns and tax reports required to be filed by it or its subsidiaries and all such returns and reports are true, correct, and complete. There is no pending or, to the best knowledge of Unimag, threatened federal, state, local or foreign tax audit or assessment relating to it or its subsidiaries and there is no agreement with any federal, state, local, or foreign tax authority that may affect the subsequent tax liabilities of Unimag and its subsidiaries.

         Section 3.9 UNDISCLOSED LIABILITIES. Unimag has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

                          (a) Those set forth or reflected in the 10-Q or the financial statements therein set forth, which have not been paid or discharged since the date thereof;

                          (b) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since March 31, 1996, in transactions in the ordinary course of business consistent with past practices which are properly reflected on its books and which are not inconsistent with the other representations, warranties and agreements of Unimag set forth in this Agreement; and

                          (c) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in its financial statements.

         Section 3.10 COMPLIANCE WITH LAW. To the best knowledge of Unimag, Unimag has complied and is in compliance in all material respects with all laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its businesses or properties.

         Section 3.11 NO MATERIAL ADVERSE CHANGE. Since the filing of the 10-Q with the SEC, there has been no material adverse change in the properties, assets, liabilities, business, results of operations, or condition (financial or otherwise) of Unimag. Unimag is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

         Section 3.12 SECTION 351 EXCHANGE. It is the intention of Unimag to treat the acquisition of Michiana pursuant to this Agreement along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulagated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Unimag shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to Unimag which will and may result from the transactions contemplated by this Agreement.

                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                     MICHIANA AND THE MICHIANA SHAREHOLDERS

         In order to induce Unimag to enter into this Agreement, Michiana and each of the Michiana Shareholders hereby jointly and severally represent and warrant to Unimag that the statements contained in this Article 4 are true, correct, and complete.

         Section 4.1 ORGANIZATION AND STANDING. Michiana is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with full power and authority (corporate and otherwise) to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Michiana is duly qualified to do business and is in good standing in each state listed in
Schedule 4.1, is not qualified to do business in any other state and, except as set forth in Schedule 4.1, neither the nature of the business or other activities conducted by Michiana nor the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation in any other state, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of Michiana. Michiana has not received any written notice or assertion within the last three years from any governmental official in any state to the effect that Michiana is required to be qualified or authorized to do business in a state in which Michiana is not so qualified or has not obtained such authorization. Michiana is not in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 4.2 CAPITALIZATION AND SECURITY HOLDERS; SUBSIDIARIES. The authorized capital stock of Michiana consists solely of 1,000 shares of common stock, $100 par value, (a) all of which are issued and outstanding, and
(b) none of which are held as treasury shares. Schedule 4.2 contains a correct and complete list of the names and addresses of all of the shareholders of Michiana and indicates all Michiana Shares owned beneficially and of record by each such shareholder. Each outstanding Michiana Share has been duly authorized and validly issued and is fully paid and nonassessable, and no Michiana Share has been issued in violation of preemptive or similar rights. Except as set forth and briefly described in Schedule 4.2, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale, or transfer by Michiana or any Michiana Shareholder of any securities of Michiana, nor are there outstanding any securities which are convertible into or exchangeable for shares of capital stock of Michiana; and Michiana has no obligations of any kind to issue any additional securities.
The issuance and sale of all securities of Michiana has been in full compliance with all applicable federal and state securities laws. Michiana does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or any other entity or enterprise. Michiana is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any entity.

         Section 4.3 OWNERSHIP OF SHARES AND AUTHORITY. Except as set forth and briefly described in Schedule 4.3, all of the Michiana Shares are owned free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts, and restrictions of any nature whatsoever, except restrictions on transfer imposed by or pursuant to federal or state securities laws. Each Michiana Shareholder owns beneficially and of record all of the Michiana Shares disclosed as being owned by him or her on Schedule 4.2, and each Michiana Shareholder has the full and unrestricted right, power and capacity to transfer and deliver the same and to execute this Agreement and consummate the transactions contemplated by this Agreement without the consent or approval of any other person. This Agreement has been duly executed and delivered by each Michiana Shareholder and constitutes the legal, valid and binding obligation of each Michiana Shareholder, enforceable against such Michiana Shareholder in accordance with its terms except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

         Section 4.4 CORPORATE POWER AND AUTHORITY. Michiana has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Michiana. This Agreement has been duly executed and delivered by Michiana and constitutes the legal, valid, and binding obligation of Michiana, enforceable against Michiana in accordance with its terms, except as such enforceability may be limited by
(a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and
(b) general principles of equity.

         Section 4.5 CONSENTS AND APPROVALS. Except for the consents described in Schedule 4.5, all of which shall be obtained prior to the Escrow Closing (unless otherwise agreed by Unimag in writing), neither the execution and delivery of this Agreement by Michiana or the Michiana Shareholders nor the consummation of the transactions contemplated by this Agreement requires or will require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than (i) actions required by the HSR Act, and (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement.

         Section 4.6 FINANCIAL STATEMENTS. Michiana has furnished to Unimag the balance sheet of Michiana as of June 30, 1995, and the related statements of income, changes in shareholders' equity, and cash flows for the fiscal year then ended, including, in each case, the related notes (collectively, the "Reviewed Statements"), which are accompanied by the review report of Coopers & Lybrand LLP. The Reviewed Statements have been prepared from and are in accordance with the books and records of Michiana, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as disclosed in the Reviewed Statements), and fairly present in all material respects the financial condition of Michiana as of the date stated and the results of operations of Michiana for the period then ended in accordance with such practices.

         Section 4.7      UNDISCLOSED LIABILITIES.  Except as disclosed in
Schedule 4.7, Michiana has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

                           (a) Those set forth or reflected in the Reviewed Statements which have not been paid or discharged since the date thereof;

                           (b) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since June 30, 1995, in transactions in the ordinary course of business consistent with past practices which are properly reflected on its books and which are not inconsistent with the other representations, warranties, and agreements of Michiana and the Michiana Shareholders set forth in this Agreement; and

                           (c) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in the Reviewed Statements.

         Section 4.8 ABSENCE OF CERTAIN CHANGES. Except as expressly provided for or permitted under Section 5.2(a) or Section 5.2(f) of this Agreement, or as set forth in Schedule 4.8, since June 30, 1995, there has not been:

                           (a) Any material adverse change in the business, operations, assets, properties, customer base, prospects, rights, or condition (financial or otherwise) of Michiana or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

                           (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Michiana Shareholder, or any direct or indirect redemption, purchase, or other acquisition by Michiana of any of its capital stock, or any options, warrants, rights, or agreements to purchase or acquire such stock;

                           (c) Any increase in amounts payable by Michiana to or for the benefit of, or committed to be paid by Michiana to or for the benefit of, any shareholder, director, officer, or other consultant, agent, or employee of Michiana whose total annual compensation exceeds $50,000 or any relatives of such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with, or for the benefit of any such person;

                           (d) Any transaction entered into or carried out by Michiana other than in the ordinary and usual course of business consistent with past practices;

                           (e) Any borrowing or agreement to borrow funds by Michiana, any incurring by Michiana of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of Michiana's business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person or entity by Michiana;

                           (f) Any material change in Michiana's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

                           (g)    Any mortgage, pledge, lien, security
         interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Michiana;

                           (h) Any sale, lease, or other disposition of, or any agreement to sell, lease, or otherwise dispose of any of the operating properties or assets of Michiana, other than sales of inventory in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers, shareholders, or other affiliates of Michiana;

                           (i) Any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $50,000 for any one purchase or $100,000 for all such purchases made by Michiana or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Michiana exceeding an aggregate of $100,000;

                           (j) Any loan or advance made by Michiana to any person other than loans made to Michiana's customers in the ordinary course of business consistent with past practices not exceeding $50,000, in the aggregate, to any customer;

                           (k) Any modification, waiver, change, amendment, release, rescission, or termination of, or accord and satisfaction with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which Michiana is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

                           (l) Any labor dispute or disturbance adversely affecting the business operations or condition (financial or otherwise) of Michiana, including without limitation the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, or actual or threatened employee strike, work stoppage, or slow down.

                 Section 4.9      TAXES.

                          (a)     Except as set forth and briefly described in
         Schedule 4.9, Michiana has duly paid all taxes payable by Michiana. Michiana has duly filed all federal, state, local, and foreign tax returns and tax reports required to be filed by it and all such returns and reports are true, correct, and complete. Except as disclosed and briefly described in Schedule 4.9, since June 30, 1991, none of such returns and reports have been amended, and except as set forth and briefly described in Schedule 4.9, all taxes, arising under or reflected on such returns and reports have been fully paid or were fully accrued as liabilities in the Reviewed Statements and shall be paid before the Closing. During the last five (5) years, no claim has been made by authorities in any jurisdiction where Michiana did not file tax returns that it is or may be subject to taxation therein.

                          (b) Michiana has delivered to Unimag copies of all federal, state, local, and foreign income tax returns filed with respect to it for taxable periods ended on or after June 30, 1991.
         Schedule 4.9 sets forth the dates and results of any and all audits conducted by taxing authorities within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations. No waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. Except as set forth and briefly described in
         Schedule 4.9, all deficiencies proposed as a result of any audits have been paid or settled or have been fully accrued as liabilities in the Reviewed Statements and shall be paid before the Closing. Except as set forth and briefly described in Schedule 4.9, there is no pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened federal, state, local, or foreign tax audit or assessment relating to Michiana, and there is no agreement with any federal, state, local, or foreign taxing authority that may affect the subsequent tax liabilities of Michiana.

                          (c)     Except as set forth and briefly described in
         Schedule 4.9, all taxes attributable to the existence or operation of Michiana as at or through June 30, 1995 are, to the extent not already paid, accurately reflected in the Reviewed Statements.

                          (d)     Except as set forth and briefly described in
         Schedule 4.9, there exists no tax-sharing agreement or arrangement pursuant to which Michiana is obligated to pay the tax liability of any other person or entity or to indemnify any other person or entity with respect to any tax.

                          (e) Schedule 4.9 includes a list of all states, territories and jurisdictions to which any tax is properly payable by Michiana or the Michiana Shareholders.

         Section 4.10 COMPLIANCE WITH LAW. Except as disclosed and briefly described in Schedule 4.10, to the best knowledge of Michiana and the Michiana Shareholders, Michiana has complied and is in compliance in all material respects with all nonenvironmental (environmental matters being addressed in Section 4.15) laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions, and orders entered, by any federal, state, local, or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its business or properties including without limitation: (a) all zoning, fire, safety, and building laws, ordinances, regulations, and requirements; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) the Fair Labor Standards Act, as amended; (d) the Occupational Safety and Health Act of 1970, as amended; (e) the Americans with Disabilities Act of 1990; (f) all applicable federal, state and local laws, rules and regulations relating to employment; (g) all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees; (h) federal and state antitrust and trade regulation laws applicable to competition generally or to agreements restricting, allocating, or otherwise affecting geographic or product markets; and (i) the Controlled Substances Act (collectively, the "Applicable Laws"). To the best knowledge of Michiana and the Michiana Shareholders, Michiana has all franchises, licenses, permits, covenants, authorizations, approvals, and certifications necessary or appropriate for the operation of its business or the ownership of its properties. Schedule 4.10 includes a list of all material franchises, licenses, permits, consents, authorizations, approvals, and certificates owned or held by Michiana (collectively, the "Permits"), each of which is currently valid and in full force and effect. To the best knowledge of Michiana and the Michiana Shareholders, Michiana is not in violation of any of the Permits, and there is no pending nor, to the best knowledge of Michiana and the Michiana Shareholders, any threatened proceeding which could result in the revocation, cancellation or inability of Michiana to renew any Permit. Except as disclosed and briefly described in Schedule 4.10, Michiana has not been charged with or given actual notice of any violation of any of the Applicable Laws which violation has not been remedied in full (without any remaining liability of Michiana).

         Section 4.11     PROPRIETARY RIGHTS.  Schedule 4.11 sets forth:

                          (a) All material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights, and franchises and all applications therefor, registrations thereof, and licenses, sublicenses, or agreements in respect thereof which Michiana owns, has the right to use, or to which Michiana is a party; and

                          (b) All filings, registrations, or issuances of any of the foregoing with or by any federal, state, local, or foreign regulatory, administrative, or governmental office or offices (all items in (a) and (b) of this Section 4.11, together with the customer lists described below, being sometimes hereinafter referred to collectively as the "Proprietary Rights").

                                  Except as set forth in Schedule 4.11,
         Michiana is, to the best knowledge of Michiana and the Michiana Shareholders, the sole and exclusive owner of all right, title, and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances, and restrictions whatsoever, and there is not pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened any investigation, proceeding, inquiry, or other review by any federal, state, local, or foreign regulatory, administrative, or governmental office or offices with respect to Michiana's right, title, or interest in any Proprietary Right.

                                  Other than those Proprietary Rights listed in
         Schedule 4.11, no name, patent, invention, trade secret, customer list, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Michiana in substantially the same manner as such business is presently conducted. To the best knowledge of Michiana and the Michiana Shareholders, the business of Michiana has not been and is not being conducted in contravention of any trademark, copyright, or other proprietary right of any person or entity.

                                  Except as set forth in Schedule 4.11, none of
         the Proprietary Rights: (i) has been hypothecated, sold, assigned, or licensed by Michiana, or to the best knowledge of Michiana and the Michiana Shareholders, any other person or entity; (ii) to the best knowledge of Michiana and the Michiana Shareholders, infringes upon or violate the rights of any person or entity; (iii) to the best knowledge of Michiana and the Michiana Shareholders, is subject to challenge, claims of infringement, unfair competition, or other claims; or (iv) to the best knowledge of Michiana and the Michiana Shareholders, is being infringed upon or violated by any person or entity. Except as set forth in Schedule 4.11, Michiana has not given any indemnification against patent, trademark, or copyright infringement as to any equipment, materials, products, services, or supplies which Michiana uses, licenses, or sells. To the best knowledge of Michiana and the Michiana Shareholders, no product, process, method, or operation presently sold, engaged in, or employed by Michiana infringes upon any rights owned by any other person or entity. There is not pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened any claim or litigation against Michiana contesting the right of Michiana to sell, engage in, or employ any such product, process, method, or operation.

                                  Except as set forth in Schedule 4.11,
         Michiana has exclusive rights to own and use the computer software used by it (the "Software"). Schedule 4.11 lists and briefly describes, all material licenses, agreements, documents, and other materials relating to the Software and to Michiana's rights therein. Except as set forth in Schedule 4.11, Michiana has not licensed or otherwise authorized any other person to use or make use of all or any part of the Software, nor granted, assigned, or otherwise conveyed any right in or to the Software.

         Section 4.12 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed in Schedule 4.12, Michiana is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which materially and adversely affects, or reasonably could be expected to so affect
(a) the business, operations, assets, properties, prospects, rights, or condition (financial or otherwise) of Michiana; (b) the continued operation by Unimag of Michiana's business after the Closing Date on substantially the same basis as such business is currently operated; or (c) the consummation of the transactions contemplated by this Agreement.

         Section 4.13 INSURANCE. Michiana has been and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are sufficient for compliance with applicable law and as are adequate to protect its property and business in accordance with normal industry practice. Such insurance is and has been provided by insurers unaffiliated with

Michiana, which insurers are, to the best knowledge of Michiana and the Michiana Shareholders, financially sound and reputable. Set forth in Schedule
4.13 is a true, correct, and complete list of all insurance policies and bonds in force in which Michiana is named as an insured party, or for which Michiana has paid any premiums, and such list correctly states the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, the expiration date, and the premium amount of each such policy or bond. Except as disclosed in Schedule 4.13, all such policies or bonds are currently in full force and effect and no notice of cancellation or termination has been received by Michiana with respect to any such policy. Michiana will continue all of such insurance in full force and effect through the Closing Date. All premiums due and payable on such policies have been paid. Except as disclosed in Schedule 4.13, Michiana is not a co-insurer under any term of any insurance policy.

         Section 4.14 BANK ACCOUNTS, DEPOSITORIES; POWERS OF ATTORNEY. Set forth in Schedule 4.14 is a true, correct, and complete list of the names and locations of all banks or other depositories in which Michiana has accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom, or have access thereto. Except as set forth in Schedule 4.14, no person has a power of attorney from Michiana.

         Section 4.15 TITLE TO AND CONDITION OF PROPERTIES. Except as set forth in Schedule 4.15, Michiana has good, valid, and indefeasible title to all of its assets and properties of every kind, nature, and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including without limitation all operating property and assets shown or reflected on the Reviewed Statements, except inventory sold in the ordinary course of business). Except as set forth in Schedule 4.15, to the best knowledge of Michiana and the Michiana Shareholders, all such properties are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances, and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes, or any other matters; (d) any lien or right to a lien for services, labor, or material furnished; (e) special tax or other assessments;
(f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of any Applicable Laws applicable to such properties. To the best knowledge of Michiana and the Michiana Shareholders, all such properties are usable for their current uses without violating any Applicable Laws, or any applicable private restriction, and such uses are legal conforming uses.
Except as set forth in Schedule 4.15, no financing statement under the Uniform Commercial Code or similar law naming Michiana or any of its predecessors is on file in any jurisdiction in which Michiana owns property or does business, and Michiana is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Schedule 4.15 contains a complete and accurate list of the location of all real property which is owned, leased, or operated by Michiana and describes the nature of Michiana's interest in that real property. With respect to any real property leased by Michiana, Michiana, except as set forth in Schedule 4.15, has an insurable leasehold interest in that real property.

                          Except as set forth in Schedule 4.15, to the best
knowledge of Michiana and the Michiana Shareholders, all real property and structures, all machinery and equipment, and all tangible personal property owned, leased or used by Michiana and material to the operation of its business are reasonably suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable Laws) and are in good condition and repair, ordinary wear and tear excepted. Except as set forth in
Schedule 4.15, to the best knowledge of Michiana and the Michiana Shareholders, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation, or the roof of any building, garage or other such structure owned, leased, or used by Michiana, and, to the best knowledge of Michiana and the Michiana Shareholders, the electrical, plumbing, heating systems, and air conditioning systems, of any such structure are in good operating condition, ordinary wear and tear excepted. The utilities servicing the real properties owned, leased, or used by Michiana are adequate to permit the continued operation of its business, and there are no pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened zoning, condemnation or eminent domain proceedings, building, utility, or other moratoria, or injunctions or court orders which would materially and adversely affect such continued operation. Schedule 4.15 lists, and Michiana and the Michiana Shareholders have furnished or made available to Unimag, copies of all engineering, geologic, and environmental reports prepared by or for Michiana or with respect to the real property owned, leased or used by Michiana in their possession which Michiana and the Michiana Shareholders have been able to reasonably locate after conducting a good-faith review.

                          Except as set forth in Schedule 4.15, no real or
personal property owned, leased, or used by Michiana has been used to produce, process, store, handle, or transport any hazardous or toxic substance or waste (as those terms are defined or described in any of the applicable laws relating to the protection, preservation, conservation, restoration, or quality of the environment), except to the extent immaterial quantities of hazardous substances are used as an incidental aspect of the operation of its business. Except as set forth in Schedule 4.15, no hazardous or toxic substance or waste has been disposed of, released or discharged on, leaked from, or has otherwise contaminated any real property owned, leased, or used by Michiana. Except as set forth in Schedule 4.15, no asbestos or substances containing material quantities of asbestos have been installed in any such property. Except as set forth in Schedule 4.15, there are no oil or gas wells capped or uncapped or piping, structures, fixtures or other appliances relating thereto on or about any such property and no such property has been used as a landfill.

         Section 4.16 BROKERS AND FINDERS. No investment banker, broker, finder, or other intermediary: (a) has been retained by or is authorized to act on behalf of Michiana or the Michiana Shareholders; (b) has submitted the transactions contemplated by this Agreement to Michiana or the Michiana Shareholders; or (c) is or might be entitled to any fee, commission, or other payment from Michiana or any Michiana Shareholder as a direct or indirect result of the transactions contemplated by this Agreement.

         Section 4.17 LEGAL PROCEEDINGS. Except as described in Schedule 4.17: (a) there are no (and over the last three years there have been no) Actions pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened against or relating to Michiana (or any of its officers, directors, shareholders, agents, or representatives in connection with the business or affairs of Michiana), before any federal, state, local, or foreign court or governmental body in which the amount in dispute exceeds (or exceeded) $25,000 or which has or could result in liability or loss for Michiana or any Michiana Shareholder of more than $25,000; and (b) to the best knowledge of Michiana and the Michiana Shareholders, there exist no disputes, conflicts, or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. There are no Actions pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened for the purpose of enjoining or preventing this Agreement or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule 4.17, Michiana is not subject to any judgment, order or decree, or any governmental restriction, which has a reasonable probability of having a material adverse effect on the business operations, assets, properties, condition (financial or otherwise), or prospects of Michiana.

         Section 4.18     ERISA.

                          (a) Schedule 4.18(a) identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which (i) is subject to any provision of ERISA, and (ii) is or was at any time during the last 5 years maintained, administered, or contributed to by Michiana or any affiliate (as defined below) and covers any employee or former employee of Michiana or any affiliate or under which Michiana or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished to Unimag together with the three most recent annual reports (Form 5500 and all related schedules) and actuarial valuation reports, if any, prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans".
         For purposes of this section, "affiliate" of any person or entity means (A) any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such on Schedule 4.18(a).

                          (b) Except as set forth in Schedule 4.18(b), no Employee Plan constitutes a "multiemployer plan," as defined in
         Section 3(37) of ERISA, or a "defined benefit plan," as defined in
         Section 3(35) and subject to Title IV of ERISA, nor does Michiana have any obligation to create, maintain, or contribute to any such "multiemployer plan" or "defined benefit plan". No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No "accumulated funding deficiency," as defined in

         Section 412 of the Code, has been incurred with respect to any Employee Plan, whether or not waived. Full payment has been made of all amounts which Michiana is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent fiscal year thereof, and there are no unfunded obligations under any Employee Plan. Michiana knows of no "reportable event," within the meaning of Section 4043 of ERISA, and no event described in
         Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. No condition exists and no event has occurred which could constitute grounds for termination of any Employee Plan, and neither Michiana nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Michiana, or any officer or director of Michiana, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened litigation, arbitration, disputed claim, adjudication, audit, examination, or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

                          (c) Except as set forth in Schedule 4.18(c), each Employee Plan which is intended to be qualified under Section 401(a) of the Code is, to the best knowledge of Michiana and the Michiana Shareholders, so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Michiana has furnished to Unimag copies of the most recent Internal Revenue Service determination letters with respect to each such plan for which it is the plan sponsor. Except as set forth in Schedule 4.18(c), to the best knowledge of Michiana and the Michiana Shareholders, each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules, and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

                          (d) Except as set forth in Schedule 4.18(d), there is no contract, agreement, plan, or arrangement covering any employee or former employee of Michiana or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

                          (e) Schedule 4.18(e) identifies each employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by Michiana or any of its affiliates, and (iii) covers any employee or former employee of Michiana or any of its affiliates. Such contracts, plans, and arrangements as are described above, copies or descriptions of which have been furnished previously to Unimag, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement.

                          (f) Except as set forth in Schedule 4.18(f), there is no liability in respect of post-retirement health and medical benefits for current or retired employees of Michiana or any of its affiliates. Except as set forth in Schedule 4.18(f), Michiana has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of Michiana under the terms of any such plan and descriptions thereof given to employees. With respect to any of Michiana's Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA, there has been substantial compliance with all requirements imposed thereunder .

                          (g) Except as set forth in Schedule 4.18(g), there has been no amendment to, written interpretation, or announcement (whether or not written) by Michiana or any of its affiliates relating to any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

                          (h) Except as set forth in Schedule 4.18(h), Michiana is not a party or subject to any union contract or any material employment contract or arrangement providing for annual future compensation of more than $25,000 to any officer, consultant, director or employee, except for employment agreements to be entered into as provided in Section 6.1(f).

                          (i) Except as set forth in Schedule 4.18(i), the execution, delivery, and consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or any other type), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee, or director of Michiana.

                          (j) Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

         Section 4.19 CONTRACTS. Schedule 4.19 lists and briefly describes all contracts, agreements, leases, arrangements, and understandings (written or oral) ("Contracts") to which Michiana is a party and which fall within any of the following categories: (a) Contracts with any of Michiana's top 20 customers based on Michiana's revenues for the 12-month period ended June 30, 1996; (b) Contracts not entered into in the ordinary course of Michiana's business (including without limitation Contracts with any present or former shareholder, director, or officer of Michiana, or any person related by blood or marriage to any such person, or any person controlling, controlled by, or under common control with any such person, or with any employee, agent, or consultant of Michiana not terminable at will); (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by Michiana of more than $10,000 per year; (d) Contracts containing covenants or restrictions purporting to limit the freedom of Michiana to compete in any line of business in any geographic area or to employ or otherwise engage any person;
(e) Contracts which extend beyond one year, unless cancelable on 60 or fewer days' notice without any liability, penalty, or premium; (f) Contracts which relate to any borrowings or guarantees in excess of $25,000; (g) Contracts containing any obligation or commitment which limits the freedom of Michiana to sell, lease, or otherwise distribute any product or customer information; or
(h) Contracts which are not listed above but which are material to the condition (financial or otherwise), operations, assets, prospects, or business of Michiana. All such Contracts are valid and binding and in full force and effect, and, to the best knowledge of Michiana and the Michiana Shareholders, enforceable in accordance with their respective terms in all material respects. Except as set forth in Schedule 4.19, neither Michiana nor, to the best knowledge of Michiana and the Michiana Shareholders, any other party thereto, is in violation of, in default in respect of, nor, to the best knowledge of Michiana and the Michiana Shareholders, has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default under any such Contract.

         Section 4.20     ACCOUNTS RECEIVABLE.  Except as set forth in Schedule
4.20 and excluding all amounts due and payable under the HOCAB Note (Defined in Section 6.2(j), all accounts and notes receivable (customer, vendor, and other) of Michiana as of June 30, 1996, are and will be collectible in full, after application of a reserve for uncollectible accounts determined in accordance with generally accepted accounting principles, and are and will be valid and subsisting (unless previously paid) and represent and will represent sales actually made (net of all applicable credits and rebates) in the ordinary and usual course of business consistent with past practices.

                          From the date of this Agreement through the Closing
Date, no customer or vendor accounts receivable of Michiana will be converted to notes receivable or written off without the prior written consent of Unimag.

         Section 4.21     NO CONFLICT OR DEFAULT.  Except as set forth on
Schedule 4.21, neither the execution and delivery of this Agreement by Michiana or the Michiana Shareholders, nor compliance by Michiana and the Michiana Shareholders with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will: (a) violate any Applicable Laws or Permits; (b) conflict with or result in the breach of any term, condition, or provision of (i) the articles of incorporation, code of regulations, or other organizational document of Michiana or (ii) any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation, or instrument to which Michiana or any Michiana Shareholder is a party or by which Michiana or any Michiana Shareholder or any of their respective assets or properties are or may be bound or affected; (c) constitute a default (or an event which, with the giving of notice, the passage of time, or both, would constitute a default) thereunder; (d) result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any material properties or assets of Michiana or any Michiana Shareholder; or (e) give to others any interest or rights, including rights of termination, acceleration, or cancellation in or with respect to any of the material properties, assets, contracts, or business of Michiana.

         Section 4.22 BOOKS OF ACCOUNT; RECORDS. Michiana's general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts, and outstanding legal obligations of Michiana are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are, to the extent required by generally accepted accounting principles, accurately reflected in the Reviewed Statements, except as may be set forth in Section 4.6.

         Section 4.23 EMPLOYEES AND COMPENSATION. Schedule 4.23 lists and describes the current compensation of the five most highly compensated managers of Michiana and any other employee of Michiana whose total current salary and bonus exceeds $50,000. Except as disclosed in Schedule 4.23: (a) there are no other forms of compensation paid to any such employee of Michiana; (b) the amounts accrued or to be accrued on the books and records of Michiana for vacation pay, sick pay, and all commissions and other fees payable to agents, salespersons and representatives of Michiana will be adequate to cover Michiana's liabilities for all such items; (c) Michiana has not become obligated, directly or indirectly, to any shareholder, director, or officer of Michiana or any person related to any such person by blood or marriage, except for current liability for such compensation; and (d) to the best knowledge of Michiana and the Michiana Shareholders, no shareholder, director, officer, agent, employee, or representative of Michiana or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer, or account of, or other outside business which has material transactions with, Michiana. Neither Michiana nor any Michiana Shareholder has any agreement or understanding with any shareholder, director, officer, agent, employee, or representative of Michiana which would influence any such person not to become associated with Unimag from and after the Closing or not to serve Michiana after the Closing in a capacity similar to the capacity presently held.

         Section 4.24 LABOR RELATIONS. Except as set forth in Schedule 4.24, there is no unfair labor practice complaint against Michiana pending before the National Labor Relations Board. Except as set forth in Schedule 4.24, Michiana is not a party to or bound by any collective bargaining agreement and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best knowledge of Michiana and the Michiana Shareholders, threatened against or involving Michiana. Except as set forth in Schedule 4.24, no labor grievance has been filed against Michiana in the last three years, and no arbitration proceeding has arisen out of or under a collective bargaining or other labor agreement and is pending and no claim therefor has been asserted. Except as set forth in
Schedule 4.24, no collective bargaining or other labor agreement is currently being negotiated by Michiana and no union or collective bargaining unit represents any of Michiana's employees. Michiana has not experienced any work stoppage or other material labor difficulty during the past five years.

         Section 4.25     CUSTOMERS AND SUPPLIERS.  Except as set forth in
Schedule 4.25, no supplier of Michiana has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Michiana either prior to, or following the consummation of, the Closing. Schedule 4.25 sets forth a list of all customers which have terminated their relationships with Michiana since September 30, 1995, or have notified Michiana or the Michiana Shareholders since September 30, 1995, that they intend to terminate their relationships with Michiana. Except as set forth in Schedule 4.25, Michiana and the Michiana Shareholders do not know of any customers of Michiana which alone or in the aggregate comprise more than 1% of actual annualized sales as shown in the Reviewed Statements, which have indicated that they are considering or planning to (a) discontinue being customers of Michiana, (b) discontinue being customers of Unimag or Michiana after the Escrow Closing or the Closing, or (c) substantially decrease the amount of their purchasing from Michiana or Unimag or otherwise materially alter the terms of such purchasing either before or after the Closing.

         Section 4.26 SPECIAL TERMS; PRODUCT WARRANTIES. Schedule 4.26 sets forth the terms and conditions of any credit, discount, or other terms given by Michiana to any customer outside the usual and ordinary course of business.

         Section 4.27 BUSINESS OF MICHIANA. Michiana is and since 1958 has been engaged in the Wholesale Periodical Business and is presently engaged in no other business whatsoever except as may be incidental to the foregoing.

         Section 4.28     INVESTMENT REPRESENTATION.  Each of the Michiana
Shareholders: (a) represents that such Michiana Shareholder owns beneficially and of record the number of Michiana Shares set forth opposite such Michiana Shareholder's name on Schedule 4.2; and (b) acknowledges, represents, and warrants to Unimag that (i) such Michiana Shareholder is an "accredited investor," as that term is defined in Regulation D, because he or she has a net worth at this time in excess of $1 million or had income in each of the two most recent years in excess of $200,000 and has a reasonable expectation of reaching the same income level in the current year, or, in the case of a Michiana Shareholder that is a trust, because such trust has total assets in excess of $5,000,000, was not formed for the purpose of the transactions contemplated by this Agreement, and the investment decision respecting the Unimag Shares and Unimag Debentures will be directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Unimag Shares and Unimag Debentures, (ii) such Michiana Shareholder has been provided the opportunity to ask questions and receive answers from Unimag concerning the business operations and financial condition of Unimag and the terms and conditions of the transactions described in this Agreement, and to obtain any additional information necessary to verify the accuracy of information provided to such Michiana Shareholder by Unimag, and
(iii) is acquiring the Unimag Shares and Unimag Debentures to be issued pursuant to this Agreement for such Michiana Shareholder's own accounts for investment only and not with a view to the distribution thereof.

         Section 4.29 SECTION 351 EXCHANGE. It is the intention of Michiana and the Michiana Shareholders to treat the acquisition of Michiana pursuant to this Agreement, along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Michiana and the Michiana Shareholders shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to each of them which will and may result from the transactions contemplated by this Agreement.


                                   ARTICLE 5

                            COVENANTS OF THE PARTIES

         Section 5.1      MUTUAL COVENANTS.

                          (a) General. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the Exchange and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the conditions set forth in Article 6 of this Agreement for which such Party is wholly or partially responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request.

                          (b) HSR Filings. The Parties shall cooperate with each other with respect to the preparation and filing of any Notification and Report Forms and related materials that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange and shall promptly make any further filings pursuant the HSR Act that may be necessary, proper, or advisable.

                          (c) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make, or obtain.

                          (d) Tax-Free Treatment. Each of the Parties shall use all reasonable efforts to cause the Exchange to constitute (along with other exchanges and acquisitions occurring before and after the Exchange) a tax- free exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Each of the Parties shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to each such Party which will and may result from the transactions contemplated by this Agreement.

         Section 5.2 COVENANTS OF MICHIANA AND THE MICHIANA SHAREHOLDERS. Michiana and the Michiana Shareholders, jointly and severally, covenant and agree that:

                          (a) Conduct of Business. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Closing (the "Pre-Exchange Period"): (i) neither Michiana nor any Michiana Shareholder shall take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Michiana, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of their representations and warranties contained in this Agreement to be or become untrue in any material respect; (ii) Michiana shall conduct its business in the ordinary course consistent with past practices (iii) Michiana and the Michiana Shareholders shall permit Unimag to manage and oversee the business operations of Michiana as provided in Section 5.3(b) and consistent with the terms and conditions of the Joint Operating Agreement between Unimag and Michiana dated March 1, 1996 (the "Joint Operating Agreement"); and
         (iv) Michiana and the Michiana Shareholders shall use all reasonable efforts to assist Unimag in preserving the business organization intact, keeping available to Michiana and Unimag the present service of Michiana's employees, and preserving for Michiana and Unimag the goodwill of Michiana's suppliers, customers, and others with whom business relationships exist. Without limiting the generality of the foregoing, during the Pre-

         Exchange Period, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Unimag, Michiana shall not:

                                  (A)      Adopt or propose any change in its
                 articles of incorporation or code of regulations; adjust, split, combine, or reclassify any of its capital stock; or make any other changes in its authorized or issued capital stock;

                                  (B)      Redeem, purchase, or otherwise
                 acquire any shares of its capital stock; grant any person or entity any right to acquire any shares of its capital stock; issue, deliver, sell, or agree to issue, deliver, or sell, any additional shares of its capital stock or any other securities; or enter into any agreement or arrangement with respect to the sale or voting of its shares of capital stock;

                                  (C)      Merge or consolidate with any other
                 person or entity or acquire a material amount of assets of any other person or entity except for the acquisition of inventory in the ordinary course of business consistent with past practices;

                                  (D)      Sell, lease, license, pledge,
                 encumber, or otherwise dispose of any operating assets other than sales of inventory in the ordinary course of business consistent with past practices;

                                  (E)      Incur, create, assume, or otherwise
                 become liable for any indebtedness other than indebtedness incurred in the ordinary course of business consistent with past practices;

                                  (F)      Except for those arrangements
                 disclosed in Schedule 5.2(a), enter into or modify any employment, severance, termination, or similar agreement or arrangement with, or grant any bonuses, salary increases, severance, or termination pay to, any officer, director, consultant, or employee;

                                  (G)      Adopt, amend, or terminate any
                 employee benefit plan or increase, amend, or terminate any benefits to officers, directors, consultants, or employees;

                                  (H)      Modify in any material way or
                 terminate any of the contracts listed or required to be listed in Schedule 4.19, except in the ordinary course of business consistent with past practices;

                                  (I)      Except as disclosed in Schedule
                 4.17, settle any claims, litigation, or actions, whether now pending or hereafter made or brought, unless such settlement does not involve a payment by Michiana of more than $25,000;

                                  (J)      Engage in any transaction, or enter
                 into any agreement, contract, lease, or other arrangement or understanding, with any affiliate of Michiana, except for transactions expressly permitted by this Agreement; or

                                  (K)      Agree or commit to do any of the
                 foregoing;

                                  Provided, however, that nothing in this
         Section 5.2(a) shall prohibit Michiana from transferring to the Michiana Shareholders or their affiliates real estate, affiliate accounts receivable, affiliate notes receivable, and life insurance policies which are not necessary for the conduct of ordinary business operations. Any such transfers and compensation arrangements shall be utilized in determining the actual Tangible Net Worth of Michiana in connection with the valuation adjustment provided for in Section 2.1(b).

                                  Unimag acknowledges that, prior to the
         execution of this Agreement, Michiana purchased all of the assets of Twin City News Agency, Inc. ("Twin Cities"). The actual net wholesale sales of Twin Cities for the 52-week period ended on or about December 31, 1995 shall be utilized in determining 1995 Sales, as if such sales had been made by Michiana, and the amount of 1995 Sales so determined shall be used to determine the actual value of Michiana pursuant to
         Section 2.1(b). Arthur Andersen will review the sales of Twin Cities in a manner consistent with its review of the 1995 Sales Report.

                          (b) Exclusive Rights. Neither Michiana nor any Michiana Shareholder shall, directly or indirectly, solicit (including without limitation by way of furnishing or making available any non-public information concerning the business, properties, or assets of Michiana) or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with any person or organization (other than Unimag and its representatives) regarding any Acquisition Proposal (defined below), except that any person or entity making an Acquisition Proposal may be informed of the restrictions contained in this sentence. Michiana and the Michiana Shareholders shall notify Unimag promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Michiana or any of the Michiana Shareholders. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal received by Michiana or any Michiana Shareholder prior to the Closing regarding the acquisition by purchase, merger, lease, or otherwise of any capital stock of Michiana, the business of Michiana, or any material assets, customer relationships, or other operations of Michiana.

                          (c) Access to Records and Other Due Diligence. During the Pre-Exchange Period, Michiana shall: (i) make or cause to be made available to Unimag and its representatives, attorneys, accountants, and agents, for examination, inspection, and review, the assets and property of Michiana and all books, contracts, agreements, commitments, records, and documents of every kind relating to Michiana's business, and shall permit Unimag and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times, including without limitation access to all tax returns filed and in preparation and all review and other accounting work papers of Coopers & Lybrand LLP and all reports to management and related responses; and
         (ii) permit representatives of Unimag to interview suppliers, customers, and personnel of Michiana, provided, however, that a Michiana representative shall be entitled to be present at and participate in each such interview.

                          (d)     Disclosures.  After the date of this
         Agreement, neither Michiana nor any Michiana Shareholder shall: (i) disclose to any person, association, firm, corporation or other entity (other than Unimag or those designated in writing by Unimag) in any manner, directly or indirectly, any proprietary information or data relevant to the business of Michiana, whether of a technical or commercial nature; or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation, or other entity (other than Unimag or those designated in writing by Unimag) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by Michiana or any Michiana Shareholder. Upon the termination of this Agreement for any reason, Michiana shall promptly cause all copies of such information and data in its possession, or in the possession of the Michiana Shareholders, to be returned to Unimag.

                          (e) Employee Retention. Michiana and the Michiana Shareholders understand that in Unimag's view it is essential to the successful operation of the business of Michiana that Michiana assist Unimag in retaining substantially unimpaired Michiana's operating organization. During the Pre-Exchange Period, neither Michiana nor any Michiana Shareholder shall take any action which would induce any employee or representative of Michiana (other than himself or herself) or Unimag not to become or continue as an employee or representative of Michiana or Unimag.

                          (f) Dividends and Distributions. During the Pre-Exchange Period, except as permitted in Section 5.2(a), Michiana and the Michiana Shareholders shall not permit Michiana to declare, set aside or pay any dividend or any distribution (in cash or in kind) to its shareholders.

                          (g) Notices of Certain Events. Michiana and the Michiana Shareholders shall promptly notify Unimag of:

                                  (i)      Any notice or other communication
                 from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                                  (ii)     Any notice or other communication
                 from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                                  (iii)    Any actions, suits, claims,
                 investigations, or proceedings commenced or, to the knowledge of Michiana or any Michiana Shareholder, threatened against, relating to, or involving or otherwise affecting Michiana or any Michiana Shareholder, or any of their property which, if in existence on the date of this Agreement would have been required to have been disclosed by Michiana and the Michiana Shareholders pursuant to Section 4.17 or which relate to the consummation of the transactions contemplated by this Agreement.

                          (h) Title Evidence. Michiana shall deliver to Unimag as soon as practicable after the date of this Agreement title opinions, title reports, or other evidence of title, in form and substance reasonably satisfactory to Unimag, showing in Michiana indefeasible fee simple title in all of the facilities and real property owned by Michiana, subject only to such exceptions, encumbrances, or other matters as are reasonably satisfactory to Unimag.

                          (i) Audited Financial Statements. The Michiana Shareholders shall deliver to Unimag audited financial statements for the fiscal year ended June 30, 1995 and for the fiscal year ended June 30, 1996 within 75 days after the Escrow Closing Date, except for the June 30th Balance Sheet which shall be delivered within 30 days after the Escrow Closing Date. These audited financial statements shall be prepared from and shall be in accordance with the books and records of Michiana, prepared in conformity with generally accepted accounting principles applied on a consistent basis, including without limitation the generally accepted accounting principles set forth on Schedule 2.1(b), but subject to the exceptions to generally accepted accounting principles also set forth on Schedule 2.1(b), and fairly present in all material respects the financial condition of Michiana as of the dates stated and the results of operations of Michiana for the periods then ended in accordance with such practices. Michiana shall cause Arthur Andersen LLP to perform the June 30, 1995 audit and Michiana shall pay all costs and expenses incurred in connection with such audit. Unimag shall cause Arthur Andersen LLP to perform the June 30, 1996 audit and Unimag shall pay all costs and expenses incurred in connection with such audit.

         Section 5.3 COVENANTS OF UNIMAG. Unimag covenants and agrees that:

                          (a) Conduct of Unimag's Business. Except as otherwise expressly contemplated by this Agreement, during the Pre-Exchange Period: (i) Unimag shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Unimag, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of its representations and warranties contained in this Agreement to be or become untrue in any material respect; and (ii) Unimag shall conduct its business in the ordinary course consistent with past practices.

                          (b) Joint Operations of Unimag and Michiana. Notwithstanding anything in this Agreement to the contrary, from and after the Escrow Closing Date, Unimag shall manage and oversee the operation of the business of Michiana as if the Exchange had already occurred. Without limiting the generality of the foregoing, such management and oversight shall include all of Unimag's rights as to such matters set forth in the Joint Operating Agreement.

                          (c) Consummation of Acquisitions. Unimag shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the: (i) acquisition of The Stoll Companies, an Ohio corporation ("Stoll"), pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, Stoll, and all of the shareholders of Stoll (the "Stoll Acquisition"); and (ii) acquisitions of certain assets and liabilities of Ohio Periodical Distributors, Inc., an Ohio corporation, Northern News Company and its wholly-owned subsidiary, MacGregor News Agency, Inc., both Michigan corporations ("Northern"), Readmor Books, an Ohio corporation, The Scherer Company, an Ohio corporation, and Wholesalers Leasing, an Ohio corporation (collectively, the "Scherer Companies") pursuant to and upon the terms and conditions of the respective Asset Purchase Agreements among Unimag, the Scherer Companies, and all of the shareholders of the Scherer Companies (the "Scherer Companies Acquisitions"). Neither the acquisition agreement for the Stoll Acquisition (the "Stoll Acquisition Agreement") nor the acquisition agreements for the Scherer Companies Acquisitions (the "Scherer Companies Acquisition Agreements") shall be modified or amended, in any material respect, without the prior written consent of the Unimag Board of Directors, Stoll, Michiana, and each of the Scherer Companies. In addition to the transferors described in this Section 5.3(c), the remainder of the control group (as defined in Section 368(c) of the Code) of Unimag is specified in Schedule 1.1.

                          (d)     Confidential Information.  Upon the
         termination of this Agreement for any reason, Unimag shall promptly cause all proprietary information or data relevant to the business of Michiana, whether of a technical, financial or commercial nature and whether furnished by Michiana hereunder or otherwise received by Unimag, and all copies, extracts and summaries thereof in its possession or in the possession of any of its officers, shareholders or agents, to be promptly returned to Michiana, except for any such information obtained from Michiana in connection with the joint business operations of Unimag and Michiana pursuant to the Joint Operating Agreement.

                                   ARTICLE 6

                                   CONDITIONS

         Section 6.1 MUTUAL CONDITIONS TO ESCROW CLOSING. The obligations of each of the Parties to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to fulfillment of all of the following conditions:

                          (a) Completion of Schedules and Exhibits. The Parties acknowledge that at the time of the execution of this Agreement the schedules and exhibits will not be attached. Unimag and Michiana will proceed in good faith to finalize the form and content of such schedules and exhibits in a manner consistent with the terms and conditions of this Agreement and otherwise mutually acceptable to both parties. Upon finalizing the form and content of such schedules and exhibits they will be attached to and become a part of this Agreement as if they had been attached to this Agreement at the time of execution.

                          (b)      Adverse Proceeding.  No temporary
         restraining order, preliminary or permanent injunction, or other order or decree which prevents the consummation of the Exchange or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule, or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the Exchange or the other transactions contemplated by this Agreement.

                          (c) Certain Approvals. Unimag and Michiana each shall have filed any Notification and Report Forms and related materials that either such Party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange, and all waiting periods applicable to the consummation of the Exchange under the HSR Act shall have expired or been terminated.

                          (d)     Other Governmental Approvals.  Any
         governmental or other approvals or reviews of this Agreement and the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated thereunder, or any Company governance document of Unimag or Michiana shall have been received, except for any filings which Unimag must make with the SEC in connection with obtaining approval from Unimag's Shareholders of the Exchange and other transactions contemplated by this Agreement.

                          (e) Escrow Closing of Certain Acquisitions. Michiana shall have received copies of the final form of the Stoll Acquisition Agreement and the Scherer Companies Acquisition Agreements, all of which shall be of a form and content substantially similar to this Agreement, with the exception that the Scherer Companies Acquisition Agreements shall be for the purchase and sale of assets. In addition, Unimag shall have consummated the escrow closing of the Scherer Companies Acquisition for Northern.

                          (f) Tax Commentary. Unimag shall have received a tax commentary, dated the Escrow Closing Date, of Arthur Andersen LLP, in form and substance satisfactory to Unimag, as to the qualification of the Exchange for Unimag as a tax-free exchange under Section 351 of the Code, and Unimag shall have delivered a copy of such commentary to Michiana.

                          (g) Employment Agreements. Michael Gilbert, David W. Majerek, and Thaddeus A. Majerek ("Mr. Tad Majerek") shall have entered into employment agreements with Michiana or Unimag in substantially the form attached to this Agreement as Exhibits C-1, C-2 and C-3, and such employment agreements shall be in full force and effect as of the Escrow Closing. In addition, Thaddeus S. Majerek ("Mr. Ted Majerek") shall have entered into a noncompetition agreement in substantially the form attached to this Agreement as Exhibit C-4, and such noncompetition agreement shall be in full force and effect as of the Escrow Closing.

                          (h) Lease for Niles Building. Michiana or Unimag, as the case may be, shall have entered into a lease for the real property known as the "Niles Building", and such lease shall be in full force and effect as of the Escrow Closing, upon the following terms and conditions: (i) the lease shall be for a term of three years from the Escrow Closing Date; (ii) the annual rent shall be $3.00 per square foot multiplied times the total leaseable space (on a triple net basis); (iii) Michiana or Unimag, as the case may be, shall have the non-exclusive option to purchase the property at a price equal to $900,000; (iv) Michiana or Unimag, as the case may be, shall have a right of first refusal as to any proposed sale of the Niles Building to a third party; (v) Michiana or Unimag, as the case may be, shall have the right to sublease all or a portion of the Niles Building, provided that Michiana shall not be released of any of its obligations in connection with any such sublease; and (vi) such other reasonable and customary terms and conditions as Unimag and Michiana may agree upon. The Niles Building lease shall be in substantially the form attached to this Agreement as Exhibit D, and such lease shall be in full force and effect as of the Escrow Closing.

                          (i) Sale and Purchase of Ft. Wayne Building. Michiana or Unimag shall have entered into a real estate purchase agreement obligating either Michiana or Unimag to purchase the real property known as the "Ft. Wayne Building" simultaneous with the Closing, upon the following terms and conditions: (i) the purchase price shall be equal to fair market value as determined by an independent appraisal firm acceptable to both Michiana and Unimag;
         (ii) the purchase price shall be paid in full at the Closing; and
         (iii) such other reasonable and customary terms and conditions as Unimag and Michiana may agree upon. The Purchase Agreement shall be in substantially the form attached to this Agreement as Exhibit E, and such Purchase Agreement shall be in full force and effect as of the Escrow Closing.

         Section 6.2 CONDITIONS TO OBLIGATIONS OF MICHIANA AND THE MICHIANA SHAREHOLDERS TO COMPLETE THE ESCROW CLOSING. The obligations of Michiana and the Michiana Shareholders to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Michiana and the Michiana Shareholders in writing:

                          (a)     Representations and Warranties.  The
         representations and warranties of Unimag set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing as though made at and as of the Escrow Closing.

                          (b) Performance of Agreement. Unimag shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Escrow Closing.

                          (c) Certificate. Unimag shall have furnished Michiana and the Michiana Shareholders with a certificate dated the Escrow Closing Date signed by its chairman, president, or any vice president to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

                          (d) Tax Commentary. Michiana shall have received a tax commentary, dated the Escrow Closing Date, of Coopers & Lybrand LLP, in form and substance satisfactory to Michiana, as to the qualification of the Exchange for Michiana as a tax-free exchange under Section 351 of the Code.

                          (e) Opinion of Counsel. Michiana and the Michiana Shareholders shall have received the legal opinion, dated the Escrow Closing Date, of Baker & Hostetler, counsel to Unimag, in substantially the form attached to this Agreement as Exhibit B.

                          (f) Adverse Change and Condition. There shall have been no material adverse change in the properties, assets, liabilities, business, results of operations, condition (financial or otherwise), or prospects of Unimag since the date of the 10-Q or of the Scherer Companies or Michiana since December 31, 1995.

                          (g) Termination of Stock Pledge Agreement. 1st Source Bank shall have terminated its stock pledge agreement with Mr. Ted Majerek, pursuant to which Mr. Ted Majerek has pledged the Michiana Shares owned by him as security for certain loan obligations of Michiana and HOCAB.

                          (h) Supply Agreement. Unimag shall have entered into a supply agreement with HOCAB upon the following terms and conditions: (i) Unimag will supply wholesale magazines to HOCAB at Unimag's cost plus 10%; (ii) Unimag will supply wholesale books to HOCAB at a discount of 43%; (iii) the supply agreement will be for an initial term of five years from the Closing Date, provided that the supply agreement will terminate at such time as 50% or more of the outstanding shares of HOCAB are not owned by Mr. Ted Majerek, or any of his children or grandchildren, or an entity controlled by any of the foregoing; (iv) after the initial five year term, Unimag will supply HOCAB wholesale magazines and wholesale books at a discount equal to the average of the discount then being given by Unimag to its three largest customers; and (v) such other reasonable and customary terms and conditions as Unimag and Michiana may agree upon. The Supply Agreement shall be in substantially the form attached to this Agreement as Exhibit H., and such Supply Agreement shall be in full force and effect as of the Escrow Closing.

                          (i) Purchase of Assets of Toman Distribution Services, Inc. Unimag shall have purchased substantially all of the assets, including customer contracts, accounts receivable, and six trailers, and assumed certain liabilities, including leases for the tractors, bank debt, and third party installment notes and other contract obligations, of Toman Distribution Services, Inc., a Michigan corporation ("Toman Trucking"), for a purchase price of $1.00 and other good and valuable consideration. However, if, as of the Escrow Closing Date, the value of the assets as mutually agreed upon by the Parties of Toman Trucking does not exceed Toman Trucking's liabilities, then Unimag shall not be obligated to assume certain obligations of Toman Trucking in an amount equal to such difference, with priority given to excluding liabilities not related to Toman Trucking's ordinary business operations. The Asset Purchase Agreement shall be in substantially the form attached to this Agreement as
         Exhibit I, and such Asset Purchase Agreement shall be in full force and effect as of the Escrow Closing.

                          (j)     HOCAB Note.         Hall of Cards and Books,
         Inc., an Indiana corporation ("HOCAB"), shall have delivered to Michiana or Unimag one or more Cognovit Promissory Notes (the "HOCAB Note") upon the following terms and conditions: (i) the initial total principal amount shall be $3,589,389.00; (ii) the interest rate shall be equal to one percent in excess of the prime rate of Comerica Bank (to be increased or decreased as such prime rate is adjusted from time to time, but in no event shall the interest rate exceed 10%); (iii) $1,250,000 of such principal amount shall be payable in 60 equal monthly payments of principal of $20,833.33 beginning on January 1, 1997; (iv) interest shall begin accruing as of July 1, 1996, on the entire principal balance from time to time outstanding and shall be payable on a monthly basis beginning January 1, 1997; (v) $1,250,000 of such principal amount shall be payable in 20 equal quarterly payments of $62,499.99, provided that such payments shall only be due and payable if the Michiana Shareholders receive the principal payment to which they are entitled to in that quarter pursuant to the terms of the Senior Debentures, and this principal balance shall be subject to mandatory prepayment, without penalty, in an amount equal to 35.7% of pre-payment of principal payments received by the Michiana Shareholders under the Senior Debentures and the Subordinated Debentures; (vi) the remaining principal amount of $1,089,389 shall be due and payable on January 15, 1997; (vii) the indebtedness under the HOCAB Note shall be secured by a pledge and assignment to Unimag of all of the outstanding capital stock of HOCAB and a number of Unimag shares (being issued to the Michiana Shareholders in connection with the exchange), valued at $1.50 per share, equal to the total principal balance of the HOCAB Note; and (ix) such other reasonable and customary terms and conditions as Unimag and Michiana may agree upon.

                          (k) Due Diligence. Michiana's completion of its due diligence review of Unimag and Scherer with results satisfactory to Michiana on or before July 26, 1996.

                          (l) Other Documents. Unimag shall have delivered the following items to Michiana:

                                  (i)      Unimag's articles of incorporation,
                          certified by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (ii)     A good standing certificate of
                          Unimag, issued by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (iii)    The code of regulations of Unimag,
                          certified by the secretary of Unimag on the Escrow Closing Date; and

                                  (iv)     Resolutions of the directors of
                          Unimag approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Unimag on the Escrow Closing Date.

         Section 6.3 CONDITIONS TO OBLIGATIONS OF UNIMAG TO COMPLETE THE ESCROW CLOSING. The obligations of Unimag to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Unimag in writing:

                           (a)    Representations and Warranties.  The
         representations and warranties of Michiana and the Michiana Shareholders set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing as though made at and as of the Escrow Closing.

                          (b) Performance of Agreement. Michiana and the Michiana Shareholders shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Escrow Closing.

                          (c) Certificate. Michiana shall have furnished Unimag with a certificate dated the Escrow Closing Date signed on its behalf by its chairman, president or any vice president to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

                          (d) Opinion of Counsel. Unimag shall have received the legal opinion, dated the Escrow Closing Date, of Sperry & Bowman, counsel to Michiana and the Michiana Shareholders, substantially in the form attached to this Agreement as Exhibit E.

                          (e) Books and Records. Michiana shall have delivered to Unimag all corporate books and records and other materials of Michiana, including without limitation stock books and ledgers, minute books, bank account lists, tax returns, and financial and operational records and materials.

                          (f) Third Party Consents. Unimag shall have received all necessary customer, vendor, and other third party consents and approvals of this Agreement and the transactions contemplated by this agreement

                          (g) Adverse Change and Condition. There shall have been no material adverse change in the properties, assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of Michiana from that reflected in the Reviewed Statements.

                          (h) Other Documents. Michiana shall have delivered the following items to Unimag:

                                  (i)      Michiana's articles of
                          incorporation, certified by the Michigan Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (ii)     A good standing certificate of
                          Michiana, issued by the Michigan Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (iii) The code of regulations of Michiana, certified by the secretary of Michiana on the Escrow Closing Date; and

                                  (iv)     The resolutions of the shareholders
                          and directors of Michiana approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Michiana on the Escrow Closing Date.

                          (i) Due Diligence. Unimag's completion of its due diligence review with results satisfactory to Unimag on or before July 31, 1996.

          Section 6.4 DOCUMENT ESCROW AGREEMENT; UNIMAG SHAREHOLDER APPROVAL. Upon the satisfaction or waiver of all of the conditions set forth in Sections 6.1, 6.2, and 6.3, the Parties shall hold the Escrow Closing at which the Parties and Baker & Hostetler shall execute and deliver the document escrow agreement in the form attached to this Agreement as Exhibit F (the "Document Escrow Agreement"). The Document Escrow Agreement shall provide, among other things, that at the Escrow Closing this Agreement and all of the Additional Documents shall be deposited with Baker & Hostetler to be held pursuant to the terms of the Document Escrow Agreement and that upon the escrow closing of certain acquisitions and the approval of the Exchange by Unimag's shareholders, this Agreement and the Additional Documents shall be released and delivered to the appropriate Party at the Closing and the Exchange and other transactions contemplated by this Agreement shall be consummated.

          Section 6.5 MUTUAL CONDITIONS TO CONSUMMATE THE EXCHANGE. Upon the execution and delivery of the Document Escrow Agreement, the obligation of each of the Parties to consummate the Exchange and the other transactions contemplated by this Agreement shall be subject to the fulfillment of both of the following conditions:

                          (a) Escrow Closing of Acquisitions. Unimag shall have consummated the escrow closings of the Stoll Acquisition and all of the Scherer Companies Acquisitions (except for the escrow closing for the acquisition of Northern which was closed into escrow prior to the Escrow Closing under this Agreement). Such escrow closings shall be completed no later than August 31, 1996, and shall be substantially similar to the Escrow Closing under this Agreement.

                          (b) Unimag Shareholder Approval. The Exchange, the Stoll Acquisition, and the Scherer Companies Acquisitions shall have been approved by the affirmative vote of the shareholders of Unimag to the extent such approval is required by the provisions of Ohio Revised Code Chapter 1701 and Unimag's articles of incorporation.

                                  As of the date of this Agreement,
         shareholders of Unimag who have the right to vote more than 50% of the outstanding Unimag Shares have submitted letters to Unimag indicating they intend to vote in favor of the Exchange, the Stoll Acquisition, and the Scherer Companies Acquisitions at the Unimag shareholders meeting to be held for that purpose. Copies of these letters have been provided to Michiana by Unimag prior to the execution of this Agreement.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

         Section 7.1      TERMINATION.

                          (a) Termination by Michiana and the Michiana Shareholders. This Agreement may be terminated and canceled prior to the Closing by Michiana and the Michiana Shareholders if: (i) (A) any of the representations or warranties of Unimag contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Unimag under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Unimag of written notice of such occurrence from Michiana and the Michiana Shareholders;
         (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; or (iii) so long as Michiana and the Michiana Shareholders are not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before December 31, 1996.

                          (b) Termination by Unimag. This Agreement may be terminated and canceled at any time prior to the Closing by Unimag if:
         (i) (A) any of the representations or warranties of Michiana or any Michiana Shareholder contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Michiana or any Michiana Shareholder under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Michiana and the Michiana Shareholders of written notice of such occurrence from Unimag; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; or (iii) so long as Unimag is not in material breach of any representation, warranty, covenant, or agreement, if the Closing has not occurred on or before December 31, 1996.

         Section 7.2 AMENDMENT. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors (to the extent such action or authorization is required by law), at any time before or after adoption of this Agreement by the Michiana Shareholders and Unimag Shareholders, but, after such adoption, no amendment shall be made which by law requires further adoption by the Michiana Shareholders or Unimag Shareholders without such further adoption. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed by each of the Parties.

         Section 7.3 EXTENSION; WAIVER. At any time prior to the Escrow Closing or Closing, as the case may be, Unimag (with respect to Michiana and the Michiana Shareholders) and Michiana (with respect to Unimag) may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of such Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party.


                                   ARTICLE 8

                                INDEMNIFICATION

          Section 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS.

                          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any Party, all representations, warranties, covenants and agreements of Michiana, the Michiana Shareholders and Unimag in this Agreement and in the Document Escrow Agreement shall survive the execution, delivery, and performance of this Agreement and the Document Escrow Agreement. All representations and warranties of the Parties set forth in this Agreement and in the Document Escrow Agreement shall be deemed to have been made again by them at and as of the Escrow Closing.

                          (b) As used in this Article 8, any reference to a representation, warranty, covenant, or agreement contained in any section of this Agreement shall include the Schedule relating to such section.


         Section 8.2      INDEMNIFICATION BY MICHIANA SHAREHOLDERS.

                          (a) Subject to the provisions of this Section 8.2 and of Section 8.4, below, the Michiana Shareholders, jointly and severally, shall indemnify and hold harmless Unimag from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Unimag, directly or indirectly, as a result of or arising from any material inaccuracy in or breach of any of the representations, warranties, covenants, or agreements made by the Michiana Shareholders in this Agreement or the Document Escrow Agreement (collectively, "Indemnifiable Michiana Claims").

                          (b) Unimag shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in
         Section 8.2(a), above, if the same shall be suffered by any parent, subsidiary, or affiliate of Unimag.

                          (c) The Michiana Shareholders may satisfy any obligation of indemnification under this Article 8 by delivery of Unimag Shares to Unimag with a value equal to the amount of the payment being satisfied. For purposes of this Section 8.2(c), Unimag Shares shall be valued at the greater of (i) $1.50 per share, or (ii) their market value at the time the indemnification obligation has been finally established.

                          (d) Notwithstanding anything contained in this Agreement to the contrary, the collective indemnification obligations of the Michiana Shareholders as a group under this Agreement shall never exceed, in the aggregate, the sum of $1,400,000 and no single Michiana Shareholder shall have any indemnification obligation in excess of the total consideration received by such Michiana Shareholder in exchange for his or her Michiana Shares.

         Section 8.3      INDEMNIFICATION BY UNIMAG.

                          (a) Unimag shall indemnify and hold harmless each of the Michiana Shareholders from and against any Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of the Michiana Shareholders, directly or indirectly, as a result of or arising from any (i) inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Unimag in this Agreement or the Document Escrow Agreement, (ii) subject to the limitations set forth in Section 8.3(c), below, any and all claims, liabilities or obligations arising out of the operation of the business of Michiana after the Escrow Closing Date, or (iii) any and all claims, liabilities and obligations arising out of any failure by Unimag to pay, following the Closing Date, any liability of Michiana disclosed on the June 30 Balance Sheet or to pay any amount or perform any obligation under any of the Contracts, (collectively, "Indemnifiable Unimag Claims" and, together with Indemnifiable Michiana Claims, the "Indemnifiable Claims").

                          (b) Unimag shall satisfy any obligation of indemnification under this Article 8 in cash.

                          (c) Notwithstanding anything contained in this Agreement to the contrary, the Michiana Shareholders hereby acknowledge that Unimag shall not be liable to the Michiana Shareholders, under this Article 8 or any other provision of this Agreement, for any claims, liabilities, or obligations arising out of the operation of the business of Michiana prior to the Escrow Closing Date, if such claim, liability, or obligation is caused by or results from any Indemnifiable Michiana Claim.

         Section 8.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under this Article 8 are subject to the following limitations:

                          (a) For purposes of this Article 8, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained; provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                          (b) Subject to the provisions of Section 8.4(c), below, Unimag shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim or Claims unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $140,000. Once Unimag's Damages exceeds $140,000 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $140,000 of Damages.

                          (c) Notwithstanding and in lieu of the provisions of Section 8.4(b), above, Unimag shall not be entitled to indemnification with respect to an Indemnifiable Claim or Claims resulting from a breach of the representations and warranties contained in the last paragraph of Section 4.15 unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $25,000. Once Unimag's Damages for any such breach exceeds $25,000 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $25,000 of Damages.

                          (d)     The obligations of indemnity under this
         Article 8 with respect to any indemnifiable claim shall terminate two years after the Closing Date.

                          (e)      If, prior to the termination of the
         obligation to indemnify, written notice of an Indemnifiable Claim is given by Unimag or any of the Michiana Shareholders, as the case may be (an "Indemnified Party") to the other Party or Parties, as the case may be (the "Indemnifying Party"), or a suit or action based upon an alleged Indemnifiable Claim is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such Indemnifiable Claim (whether through the courts or otherwise) by reason of the termination of the obligation of indemnity as described in
         Section 8.4(d) above.

         Section 8.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

                          (a) If an Indemnified Party determines to seek indemnification under this Article 8 from an Indemnifying Party with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, the Indemnified Party shall give written notice to the Indemnifying Party, which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if they so elect by written notice delivered to the Indemnified Party within 10 days after receiving the Indemnified Party's notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing: (i) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such assertion.

                          (b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any such Indemnifiable Claim, within 15 days after receipt of the Indemnified Party's notice of such Indemnifiable Claim, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

                          (c) Notwithstanding anything in this Section 8.5 to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, including without limitation any of its subsidiaries or affiliates (other than as a result of money damages or other money payments), then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise, or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise, or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its subsidiaries and affiliates) a release from all liability in respect of such Indemnifiable Claim.

         Section 8.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 days after the mailing of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 15-day period, then if the Parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 10 days after such notice, the contested assertion of the claim shall be resolved by arbitration. Such dispute shall be submitted to arbitration by a panel of three disinterested arbitrators. The panel shall be composed of one arbitrator appointed by the Indemnified Party, one appointed by the Indemnifying Party, and the third, who shall be an attorney admitted to practice in the State of Ohio who has experience in periodical distribution, shall be appointed by the mutual agreement of the two arbitrators chosen by the Indemnified Party and the Indemnifying Party. The panel shall sit in Columbus, Ohio, and its procedures shall be governed by the Ohio Arbitration Act contained in Chapter 2711 of the Ohio Revised Code. The rules of civil procedure with respect to depositions and requests for production of documents applicable in Ohio common pleas courts shall apply. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter. The determination made shall be final and binding and conclusive on the Parties and the amount of the Indemnifiable Claim, if any, determined to exist shall be a valid Indemnifiable Claim. Each Party shall pay its own legal, accounting, and other fees in connection with such a contest; provided that if the contested claim is referred to and ultimately determined by arbitration, the legal, auditing, and other fees of the prevailing Party and the fees and expenses of any arbitrator shall be borne by the nonprevailing Party.

         Section 8.7 RIGHT OF SETOFF. If (a) after following the procedures set forth in Section 8.5 or Section 8.6, as the case may be, a Party's right to be indemnified for an Indemnifiable Claim has been duly established and (b) the Damages associated with such Indemnifiable Claim have not been paid by the Indemnifying Party to the Indemnified Party within 30 days thereafter, then, in addition to its other rights under this Agreement, the Indemnified Party shall have the right to setoff any amounts owing to the Indemnifying Party by the Indemnified Party against any amounts owing to the Indemnified Party by the Indemnifying Party, whether pursuant to this Agreement (including taking into consideration the amount of such Indemnifiable Claim in determining the amount of the valuation adjustment under Section 2.1(b)), the Unimag Debentures, or the Additional Documents.

                                   ARTICLE  9

                                 MISCELLANEOUS

         Section 9.1 NOTICES. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, by facsimile (which is confirmed), mailed by registered or certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, United Parcel Service, or any other nationally recognized express delivery service for delivery to that Party at that address:

                 (a)      If to Unimag:

                                  United Magazine Company
                                  5131 Post Road
                                  Dublin, Ohio 43017
                                  Attention:  Ronald E. Scherer, Chairman
                                  Facsimile No.:  (614) 792-2029

                                  with a copy to:

                                  Baker & Hostetler
                                  65 East State Street, Suite 2100
                                  Columbus, Ohio 43215
                                  Attention:  Robert M. Kincaid, Esq.
                                  Facsimile No.:  (614) 462-2616

                 (b)      If to Michiana:

                                  Michiana News Services, Inc.
                                  2232 South 11 Street
                                  Niles, Michigan 49120
                                  Attention:  Thaddeus A. Majerek
                                  Facsimile No.:  (616) 684-8740
                                  with a copy to:

                                  Sperry & Bowman
                                  317 Center Street, P. O. Box 465
                                  South Haven, Michigan  49090
                                  Attention:  J. Glenn Sperry, Esq.
                                  Facsimile No.:  (616) 637-9174

                 (c)      If to the Michiana Shareholders:

                                  Thaddeus S. Majerek
                                  2232 South 11 Street
                                  Niles, Michigan 49120

                                  Thaddeus A. Majerek, Trustee
                                  2232 South 11 Street
                                  Niles, Michigan 49120

                                  Michael J. Majerek, Trustee
                                  2232 South 11 Street
                                  Niles, Michigan 49120

                                  with a copy to:

                                  Sperry & Bowman
                                  317 Center Street, P. O. Box 465
                                  South Haven, Michigan 49090
                                  Attention:  J. Glenn Sperry, Esq.
                                  Facsimile No.:  (616) 637-9174

         Section 9.2 NON-WAIVER. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provisions of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with all provisions of this Agreement.

         Section 9.3 GENDERS AND NUMBERS. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

         Section 9.4 HEADINGS. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

         Section 9.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

         Section 9.6 ENTIRE AGREEMENT. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

         Section 9.7 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or other entity, other than the Parties, any rights, remedies, or other benefits under or by reason of this Agreement.

         Section 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

         Section 9.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

         Section 9.10 EXPENSES. Except as otherwise specifically provided in this Agreement: (a) Unimag shall pay its costs and expenses associated with the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, independent public accountants, and other financial advisors; (b) the Michiana Shareholders shall pay their own costs and expenses associated with this Agreement, including without limitation the fees and expenses of their legal counsel, accountants, and financial advisors; and (c) all such costs and expenses incurred by Michiana in connection with this Agreement and the transactions contemplated hereby shall be accrued and expensed, or otherwise accounted for, so that such costs and expenses (if not paid prior to June 30, 1996) will be taken into consideration when determining the Tangible Net Worth of Michiana pursuant to Section 2.1(b).

         Section 9.11 PUBLIC ANNOUNCEMENTS. Neither Michiana nor any Michiana Shareholder shall, without the prior written consent of Unimag, make any public announcement or statement with respect to the transactions contemplated in the Agreement. The provisions of this section are subject to each Party's obligation to comply with applicable requirements of the federal or state securities laws or any governmental order or regulation.

         Section 9.12 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.


                               UNITED MAGAZINE COMPANY

                               By /s/ Ronald E. Scherer
                                 ----------------------------------
                                   Ronald E. Scherer, Chairman


                               MICHIANA NEWS SERVICE, INC.

                               By /s/ Thaddeus A. Majerek
                                 ----------------------------------
                                   Thaddeus A. Majerek, President

                               THE MICHIANA SHAREHOLDERS:

                               /s/ Thaddeus S. Majerek
                               ----------------------------------
                               THADDEUS S. MAJEREK, Trustee under a
                               Self-Declaration of Trust, dated July 6, 1990

                               /s/ Thaddeus A. Majerek
                               ----------------------------------
                               THADDEUS A. MAJEREK, Trustee under an
                               Irrevocable Family Trust Agreement with
                               Thaddeus S. Majerek, dated January 22, 1986

                               /s/ Michael J. Majerek
                               -------------------------------------------
                               MICHAEL J. MAJEREK, Trustee under an
                               Irrevocable Family Trust Agreement with
                               Thaddeus S. Majerek, dated January 22, 1986

                               INDEX OF SCHEDULES


Schedule 1.1     Control Group

Schedule 2.1(b)  Certain Generally Accepted Accounting Principles

Schedule 3.5     Litigation

Schedule 4.1     Qualification as Foreign Corporation

Schedule 4.2     Michiana Shareholders

Schedule 4.3     Restrictions on Michiana Shares

Schedule 4.5     Consents and Approvals

Schedule 4.7     Undisclosed Liabilities

Schedule 4.8     Absence of Certain Changes

Schedule 4.9     Taxes

Schedule 4.10    Compliance with Law

Schedule 4.11    Proprietary Rights

Schedule 4.12    Restrictive Documents and Laws

Schedule 4.13    Insurance

Schedule 4.14    Bank Accounts

Schedule 4.15    Properties

Schedule 4.17    Legal Proceedings

Schedule 4.18    Employee Benefit Plans (Schedules (a) through (j))

Schedule 4.19    Contracts

Schedule 4.20    Accounts Receivable

Schedule 4.21    Conflicts or Defaults

Schedule 4.23    Employees and Compensation

Schedule 4.24    Labor Relations

Schedule 4.25    Customers and Suppliers

Schedule 4.26    Special Terms to Customers

                               INDEX OF EXHIBITS


Exhibit A        Debenture Agreement

Exhibit B        Opinion of Baker & Hostetler

Exhibit C-1      Form of Employment Agreement with Michael Gilbert

Exhibit C-2      Form of Employment Agreement with David W. Majerek

Exhibit C-3      Form of Employment Agreement with Thaddeus A. Majerek

Exhibit C-4      Noncompetition Agreement with Thaddeus S. Majerek

Exhibit D        Niles Building Lease

Exhibit E        Fort Wayne Building Purchase Agreement

Exhibit F        Opinion of Sperry & Bowman

Exhibit G        Document Escrow Agreement

Exhibit H        Supply Agreement

Exhibit I        Asset Purchase Agreement